CERTIFICATE OF AMENDMENT

TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREATBATCH, INC.
_______________________________

GREATBATCH, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.The name of the corporation is GREATBATCH, INC., a Delaware corporation (the “Corporation”).
2.The original Certificate of Incorporation of the Corporation was filed with the Department of State of the State of Delaware on June 13, 1997. A subsequent Amended and and Restated Certificate of Incorporation was filed with the Department of State of the State of Delaware on September 25, 2000.
3.The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation from GREATBATCH, INC. to INTEGER HOLDINGS CORPORATION.
To effect such amendment, Paragraph “First” of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:
“First: The name of the Corporation is “INTEGER HOLDINGS CORPORATION” (the “Corporation”).”
4.This amendment to the Amended and Restated Certificate of Incorporation of the Corporation set forth herein has been duly adopted in accordance with Section 242 of the DGCL.
5.This amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of the State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the 30th day of June, 2016.

GREATBATCH, INC.

By:	/s/ Timothy G. McEvoy
Name: Timothy G. McEvoy
Title: Senior Vice President, Secretary and General Counsel